February 2, 2012

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Advances Averaged $67.0 Billion in December 2011

As 2011 came to an end, demand for our advances declined from $69.9 billion at the end of November to $67.0 billion to close out the year. This year has started with mixed messages regarding the pace of our nation’s economic recovery. On January 25, the Federal Reserve announced that it would keep interest rates near zero through late 2014, a reflection of the support the central bank believes our economy needs going forward. On January 27, it was reported that the U.S. economy grew by 2.8 percent in the fourth quarter of 2011, an improvement from the third quarter, but still lagging behind historical gains. In Davos, Switzerland, Treasury Secretary Timothy Geithner provided a more upbeat outlook, stating that the U.S. economy is expected to grow at 2 to 3 percent in 2012. There is no consensus on how long our recovery will take, but as our economy continues to recover, the reliability and availability of Home Loan Bank advances remain a constant in this volatile environment.

FHLBNY Awards $33.6 Million in Affordable Housing Program Grants

The stability of the Federal Home Loan Bank of New York benefits not only our members, but the communities they serve. On January 26, the Home Loan Bank announced we had awarded $33.6 million in subsidies to fund 57 affordable housing initiatives throughout the region. The projects these grants support will result in the creation or rehabilitation of 2,837 affordable housing units, which include more than 2,200 units dedicated to very low-income housing and nearly 2,700 units of affordable rental housing. The funding will not only help provide housing, but also drive community development: it is anticipated that more than $486 million in development costs will be generated from the development of these initiatives.

We partnered with 26 members to make these grants, which the Home Loan Bank funds each year with 10 percent of our income. We continue to do well so that we can continue to do good.

FHLBNY Senior Management Changes

After 13 years at the Home Loan Bank, Pat Morgan, our Chief Financial Officer, will retire in the first quarter of 2012. However, as a testament to our strong succession planning process and our depth of internal talent, Kevin Neylan will be promoted to the CFO role upon Pat’s retirement.

Pat began his career at the Home Loan Bank as our Director of Accounting, before being named the Bank’s Controller, and ultimately our CFO. Pat has long been a valued member of the Bank’s Management Committee, and his calm demeanor and many contributions to our team will be greatly missed. However, I am pleased that Pat will stay at the Bank for the first quarter of 2012 to assist with the transition of the CFO position over to his colleague and successor, Kevin Neylan.

Kevin, a member of the Management Committee, has been with the Home Loan Bank since 2001, and currently serves as Senior Vice President, Strategy and Finance. In his new role, Kevin will continue to be responsible for supporting the Bank’s Management Committee to develop and execute on Bank strategy, help the Bank to attain targeted financial results, and monitor the Bank’s performance in meeting stakeholder needs. Kevin inspires trust in fellow employees, demonstrates sound judgment, and has a good overall understanding of the environment in which the Bank operates.

We are proud of the level of talent we have at the Home Loan Bank. It is this strong internal talent that drives our continued solid performance, and it is this talent that allows the Bank to deliver for our members every day.

In Washington

FHFA’s Proposed Community Support Regulation Amendments

Our cooperative structure is one of the strengths of the Federal Home Loan Banks, a strength drawn from the partnership this structure creates between each Home Loan Bank and its membership. A recent regulatory proposal, however, has the potential to shake the stability of this partnership. On November 10, 2011, the Federal Housing Finance Agency (“FHFA”) issued a proposal to amend its community support regulation that would, if enacted, shift responsibility from the FHFA to the Federal Home Loan Banks for determining whether member institutions have complied with the regulation. In particular, it would now be the responsibility of the Federal Home Loan Banks to monitor and assess their respective members’ compliance with the Community Reinvestment Act of 1977 and first-time homebuyer standards. As a result, this proposal, if adopted, will effectively require the Home Loan Banks to once again become regulators of our members.

A copy of the proposed regulation is located at http://www.fhfa.gov/webfiles/22751/Community—Support—NPR—Amendments—76       FR—70069      (11-10-11).pdf. If you would like to contact the FHFA to comment on the proposal, please note that the comment period ends on Wednesday, February 8.

The Home Loan Banks were not chartered by Congress to be regulators of our members. The Home Loan Banks should be allowed to continue doing what we do best — serving our mission by offering advances and community investment products to our members. To shift our responsibility to include regulating our membership only puts at risk the vital relationship that each member has with its Home Loan Bank, a relationship on which our nation’s community banks rely.

It is a partnership that I look forward to continuing, and strengthening, with all of you in 2012.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.